EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the consolidated financial statements and consolidated financial statement schedule of Avanex Corporation and subsidiaries (the “Company”) dated September 4, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the change in the Company’s method of accounting for defined benefit pension and other postretirement plans upon the adoption of Financial Accounting Standards Board (“FASB”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) and the change in the Company’s method of accounting for stock-based compensation upon the adoption of FASB Statement No. 123(R), Share-Based Payment), and our report on Management’s report on the effectiveness of internal control over financial reporting dated September 4, 2007 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Avanex Corporation for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP

San Jose, California

May 2, 2008